Exhibit 99.2

RESTAURANT   SUPPORT   CENTER

FINAL

IHOP Corp.

Third Quarter 2007 Call Script

Stacy Roughan – Welcome and Safe Harbor

Good morning and thank you for participating on IHOP’s third quarter 2007 conference call. Today, with us from management are Julia Stewart, Chairman and CEO, and Tom Conforti, CFO.

Before I turn the call over to Julia and Tom, let me remind you of our Safe Harbor regarding forward-looking information.  Today, management may discuss information that is forward-looking, and involves known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  We caution you to evaluate such forward-looking information in the context of these factors, which are detailed in today’s news release, as well as in our most recent Form 10-Q filing with the Securities and Exchange Commission. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

Now, I’d like to turn the call over to Julia Stewart.

450 N. Brand Boulevard • 7th Floor • Glendale, CA 91203-2306 • Phone: (818) 637-3632 • Fax: (818) 637-3120

Julia Stewart – Third Quarter 2007 Performance Overview

Thanks, Stacy, and good morning everyone. I am sure all of you have had the opportunity to review this morning’s news release. We are eager to provide some context and discuss the one-time, acquisition related factors that impacted our profitability for the quarter. Let’s get started.

As you know, on July 16th, IHOP Corp. announced a definitive agreement to acquire Applebee’s International, Inc. for $25.50 [dollars/cents] per share in cash, representing a total deal value currently estimated at $2.1 billion [dollars]. At that time, we disclosed that we had entered into an interest rate swap agreement, which was intended to hedge IHOP’s exposure to interest rate fluctuations on the securitized debt we plan to use to fund the acquisition of Applebee’s. As a result of that agreement, we were able to secure a fixed base rate of 5.694% [percent] for the asset-back notes expected to be issued under a whole business securitization to finance the acquisition. Because this swap agreement was put into place during the third quarter, accounting rules require that we measure and quantify the gap between this swap rate of 5.694% [percent] and the market swap rate as of quarter’s end. Based on a decline in interest rates between July 16th and September 30th, this difference amounted to $70.3 million [dollars]. $35.6 million [dollars] of this liability was required to be recorded as a marked-to-market, non-cash charge on our P&L during the third quarter 2007. In line with the accounting treatment required for derivative instruments and hedging activities, the residual amount — $34.7 million [dollars] – would qualify for hedge accounting treatment and be recognized as interest expense amortized over the 5-year expected term of the securitized debt. Again, this is only an accounting treatment at this point in time, and the final financial impact will be known when the hedge settles at the close of the securitization.

While Tom will walk you through the mechanics of this treatment in more detail and what it means longer-term in a moment, let’s review its impact on our earnings performance for the quarter and year. EPS declined to a loss of $0.69 [cents] for the quarter, and declined to a profit of $0.80 [cents] for the first nine months of 2007 versus the same periods last year.

Excluding the hedge accounting impact, EPS for the third quarter 2007 would have been $0.60 [cents], down two pennies compared to the same quarter last year. For the first nine months of 2007, excluding the hedge accounting impact and debt repayment costs associated with our March 2007 securitization, EPS would have increased 14.5% [percent] to $2.13 [dollars/cent]. This increase was primarily due to a 7.2% [percent] increase in the profitability of our core franchise business, a 10.1 percentage point decrease in the Company’s effective tax rate, and a 5.6% [percent] reduction in diluted weighted average shares outstanding.

With that explanation aside, we are very pleased with the performance of our core IHOP business for the third quarter 2007 as it demonstrates our proven financial formula for success driven by a highly franchised, low CAPEX, high Cash Flow generating business model. Our core franchising business turned in solid results for the third quarter 2007 as we continued to focus on our key strategies – Energizing the Brand, Improving Operations and Maximizing Development.

We were pleased with our same-store sales performance of 2.0% [percent] during the quarter, which led us to our 19th consecutive quarter of growth. We believe this is especially positive considering the difficult economic environment and increased competition, particularly at the breakfast daypart. We are optimistic about the balance of 2007 as we expect to benefit from national media buys in the last two months of the year versus local advertising in the same period in 2006. Next week, we will introduce a new limited-time offer – Pancake Surrender which will present guests with a choice of pumpkin, carrot cake or New York cheesecake pancakes. It’s a unique and appealing promotion that we believe will motivate guests to visit IHOP more often. Finally, in the fourth quarter, we have a planned system-wide menu update, and expect to see continued momentum around gift card sales and our carryout program, IHOP’n Go.

We are also working to raise the bar throughout the IHOP system from an operations perspective. To communicate these key operations initiatives, we annually hold our National Franchise Conference. At this year’s NFC, there were nearly 1,000 franchisees, employees and vendor-partners who came together in Puerto Rico in September. At the NFC, we stressed the importance of “Breaking Away” from our competition in family dining, differentiating and improving IHOP’s guest experience by making “Our Service as Good as Our Pancakes,” enhancing the price/value relationship, and looking at ways to become increasingly competitive with QSR as they focus on the breakfast daypart. At the same time, we provided in depth breakout sessions designed to educate and provide tools to franchisees to manage and improve restaurant profitability given increasing cost pressures. It was a terrific event that has our franchisees energized and our 1,300-plus restaurant system aligned and ready for another strong year in 2008.

Turning to Franchise Development, franchisees opened 14 new IHOP restaurants domestically during the quarter. Year-to-date, franchisees opened a total of 37 new IHOP restaurants. During the quarter, we also added 18 new IHOP franchise restaurants to our development pipeline. In addition, we have pending commitments for another 15 IHOP restaurants to be built by franchisees. This activity brings our current development pipeline to as many as 456 IHOP restaurants signed, optioned or pending as of the end of the third quarter.

We remain dedicated to expanding the reach of the IHOP brand and improving the operational performance of our franchise system. And, we remain optimistic about the continued solid performance of our core business for the balance of the year.

Before I turn the call over to Tom, let me provide you with a quick update on our progress to complete the acquisition of Applebee’s.

The definitive proxy statement was filed at the end of September and we are now a week away from Applebee’s shareholder vote regarding the acquisition, which is scheduled for Tuesday, October 30th. With an affirmative vote by Applebee’s shareholders, we remain on track to close the acquisition during the fourth quarter – most likely sometime the week after Thanksgiving.

We are moving ahead as planned with the securitization financing with the goal of closing directly into that facility. Tom will also provide you more detail on our financing efforts in a moment.

The integration process is in its final stages and we are hopeful of providing visibility to the leadership structure for the combined Company as well as the Applebee’s and IHOP brands in the coming weeks. We have built an end-state organization based on our intention to franchise all but one Applebee’s company-operated market. Based on the time we have spent with Applebee’s planning the integration, we are still confident that the steady state cost reduction targets in our base plan of $50 million will be met.

We continue to work aggressively to arrange for the sale-leaseback of company-owned real estate, or approximately 200 Applebee’s locations. We still remain confident of completing this sale-leaseback effort sometime in 2008.

On the franchising front, we have formed a dedicated team to ensure a timely completion of the sale of company units at the highest valuation possible. That team has developed a plan and begun outreach within and outside the Applebee’s system for potential buyers of company markets. We are optimistic that we will be able to complete the sale of the units consistent with our original timetable – by 2010.

With that, I would now like to turn the call over to Tom Conforti, our Chief Financial Officer, for a more detailed discussion of our financial performance for the third quarter 2007.

Tom Conforti – Third Quarter 2007 Performance Detail

Thanks, Julia, and good morning everyone. I would like to first start with an update on our acquisition financing, move to a full explanation of the interest rate hedge impact we experienced during the quarter, and then wrap up with a quick review of IHOP’s business performance for the quarter and year-to-date.

First, we continue to move ahead as planned with the necessary steps to complete a whole-business securitization of Applebee’s, as well as the additional series of debt we expect to raise from the existing IHOP securitization structure. It is our intention to go to market with a combination of AAA-rated, monoline insured notes and subordinated notes to fund substantially all $2.3 billion [dollar] of total acquisition costs related to our purchase of Applebee’s. The $2.3 billion [dollar] financing breaks down into approximately $2.0 billion [dollars] of debt raised through the Applebee’s securitization, approximately $175 million raised through an additional series of debt from IHOP’s existing securitization facility, as well as approximately $150 million [dollars] of newly raised equity. We are on target with the legal and financial process efforts and would hope to fund the transaction directly through the securitization.

As you are all aware, since the announcement of the acquisition of Applebee’s, the credit markets have changed significantly over the past few months. And, we have been keeping a watchful eye on the market dynamics that could potentially increase the difficulty of successfully placing our securitized notes. Specifically within the monoline insured asset-backed securities market, conditions have become somewhat more challenging due to a decrease in the number of investors participating in this market, and an unprecedented widening of risk spreads. That said, we believe we can still fund the transaction through the securitization in late November.

As a reminder, in the event that we are not able to fund through the securitization, we have obtained bridge facility commitments from Lehman Brothers to provide approximately $2.1 billion [dollars] through a bridge loan to fund the transaction pending the completion of both securitizations. If we have to utilize the bridge financing, it would be our intention to replace the bridge as soon as possible. Lehman remains fully committed to providing us this financing vehicle, in the event it is needed.

I would like to take a few seconds to explain the components of the ultimate interest rate on the securitized debt. There are three key components of the effective interest rate of debt raised through securitization structures. You have the base rate – the 5-year swap – which in our case is hedged at 5.694% [percent]. This effectively sets the ceiling for the base rate. Then, there is the fixed premium you pay the monoline insurance company that “wraps the deal,” insuring payment of the interest and ultimate payment of principal to the note holders. The final cost component that must be factored into securitized notes is a market spread for risk. This component remains uncertain as market conditions are in flux. So, two out of three components are capped, with the ultimate risk spread being determined when we finish our marketing efforts.

Now for a brief explanation on the interest rate hedge…  We put the hedge in place as a condition of the term sheet we negotiated once our bid for Applebee’s was accepted. Since the time the hedge was put in place, the 5-year swap rate has fallen from 5.694% to 4.888% [percent] as of the end of the third quarter 2007. This translates into a $70.3 million [dollar] impact in total as of September 30, 2007, which is now reflected on our balance sheet at fair value. Accounting standards establish further criteria as to the “effectiveness” of the hedging relationships, and call for a portion, or the ineffective portion of the hedge, to be recorded in earnings in the current period. In our case, the “ineffective” portion is equivalent to the percentage of the debt we expect to take down prior to maturity. The “ineffective” portion of our interest rate hedge was $35.6 million [dollars] for the quarter and was recognized as a non-cash expense on our P&L. The remaining $34.7 million [dollars] would be deferred and amortized to interest expense over the 5-year debt period, after issuance of the securitized notes.

It should be pointed out that the hedge remains in place until the securitization is funded, and is settled at that point – sometime we expect in the fourth quarter 2007. If the market swap rate stays below our hedged rate at the close of the securitization, we will be required to pay the counterparty, Lehman, the difference. Conversely, if the market swap rate exceeds 5.694% [percent], Lehman would be required to pay us the difference. Let me remind you that if rates stay below our fixed rate swap level, we would be able to take advantage of lower interest rates during the term of the debt, thereby reducing the net present value of the upfront costs associated with the swap transaction at the time of close.

Again, we are working toward the goal of completing the securitization in November so we can utilize those funds to close the acquisition of Applebee’s. Beginning shortly after the shareholder vote, our merger agreement calls for a marketing period of 15 consecutive business days to secure financing and a placement of the equity portion of the deal at the time of close. Currently, we expect to close the financing on or before November 29, 2007.

Now, turning to the performance of our core business, let me quickly walk you through key drivers of our segment performance for the third quarter 2007.

Starting with Franchise Operations, our core business, revenue growth was driven by higher retail sales as a result of growth in the number of effective units, as well as growth in same-store sales. Franchise Operations expenses grew in line with revenue and produced a 7.6% [percent] increase in Franchise Operations profit for the quarter and 7.2% [percent] increase for the first nine months of the year.

Turning to the Rental Operations segment, Rental Operations profit decreased 5.4% [percent] for the quarter and 0.2% for the first nine months of the year. Profit was down in the segment in line with our expectations that this segment would continue to be flat to slightly down. Rental Operations profit decreased in the third quarter primarily as a result of declining deferred rental income from the underlying sub-leases maturing and approaching expiration.

Our Company Operations loss remained flat versus the third quarter 2006, and our loss increased from $1.3 million [dollars] to $1.8 million [dollars] in the first nine months of 2007 versus the same period last year. The loss is largely due to lower levels of sales at recently opened locations in our Cincinnati market. At the end of the third quarter, we operated 11 IHOP restaurants, 10 of which were located in our dedicated R&D market of Cincinnati.

Turning to Financing Operations, profit in this segment decreased 43.6% [percent] for the third quarter and 16.7% [percent] for the first nine months of 2007, as we continue to exit “Old Model” sources of revenue. In addition, interest expense related to financing increased 18.7% to $7.1 million [dollars] due to the higher level of debt associated with our March 2007 securitization.

Moving to G&A, expenses for the quarter grew 9.9% [percent] to $17.8 million [dollars] primarily due to higher costs related to the Company’s performance share plan for our executive management team in line with IHOP’s stock price performance in the last quarter. However, year-to-date, G&A modestly increased 3.3% to $48.1 million [dollars] versus prior year as we continue to successfully manage to our overhead expense to a modest 3% to 5% [percent] growth level.

Looking at our tax rate, our effective tax rate during the third quarter 2007 was 38.0% [percent], which was consistent with the same quarter in the prior year. However, the Company’s effective tax rate decreased to 28.5% in the first nine months of 2007, which was lower due to a one-time reduction in certain tax contingency reserves recognized in the second quarter 2007. We expect our full-year effective tax rate to be approximately 33% [percent].

Turning to Cash Flow, cash provided by operating activities decreased 14.0% [percent] to $46.3 million [dollars] for the first nine months of the year. This decrease was primarily the result of lower tax payables and other accrued liabilities. Our Cash Flow was augmented by $12.0 million [dollars] during the first nine months of the year from the systematic run-off of our franchise and equipment notes receivables. This brought total cash generated – Cash from Operations plus the receivables run-off – to $58.3 million [dollars].

As of the September 30, 2007, we have incurred acquisition and financing related costs of $12.7 million [dollars], which are included in Other Assets on our balance sheet.

CAPEX totaled a modest $2.2 million [dollars] for the first nine months of the year, consistent with our plan not to develop any company-operated IHOP restaurants in our dedicated R&D market of Cincinnati this year.

With that, I’ll turn the call back to Julia.

Julia Stewart – Wrap Up to Q&A

Thanks, Tom. Before I open the call to your questions, I want to touch on our performance guidance for 2007. While we remain comfortable with our existing performance guidance for 2007 as it relates to IHOP’s business, we suspended our fiscal 2007 EPS guidance last quarter as previous guidance did not take into account the effect of the Applebee’s acquisition on full year results. However, the acquisition notwithstanding, we reiterated key performance assumptions related to IHOP’s business, which are detailed in today’s news release.

We continue to manage to our full year guidance, and are confident of ending the year on a positive note, achieving all of our key performance measures: unit growth of 61-66 units, same-store sales growth of 2% to 4% [percent], G&A management of $65 to 67 million [dollars], CAPEX of $6 to $8 million [dollars] and Cash from Operations of $60 to $65 million [dollars].

[Personal statement about acquisition process… spending time with franchisees, employees… optimism for the future of our combined companies.]

With that, I would now like to open the call to answer any questions you might have.

Operator?

Julia Stewart – Closing Comments

Thank you for joining today’s call. Should you have additional questions, Tom and I are available after the call. Otherwise, we look forward to speaking to you again shortly as we currently plan to hold an investor conference call upon the close of our acquisition of Applebee’s. Thank you.